Exhibit 10.04

TERMINATION OF LEASE

THIS TERMINATION OF LEASE ("Termination") is made and entered into this 28th day of February, 2012, by and between Auction Venture Limited Liability Company, an Ohio limited liability company ("Landlord") and Acacia Chattanooga Vehicle Auction, Inc., a Tennessee corporation ("Tenant").

BACKGROUND INFORMATION

A.           Landlord and Tenant entered into a certain lease dated December 26, 2009, (the "Lease") for a certain tract of real estate containing approximately fifty-six (56) acres of land in Hamilton County, Tennessee, and commonly known as 2120 Stein Drive, Chattanooga, Tennessee (the "Premises").

B.           Landlord and Tenant desire to terminate the Lease in accordance with the terms hereof.

PROVISIONS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to the foregoing and as follows:

1.
Effective as of February 28, 2012 (the "Effective Date") the Lease is hereby cancelled and terminated, and the same shall hereafter be null, void and of no further force and effect with respect to all matters arising thereunder from and after the Effective Date.  Tenant shall have no liability or responsibility for rent under the Lease from and after March 1, 2012.

2.
The parties acknowledge and agree that, as of the Effective Date, Tenant shall quit and surrender the Premises, and the buildings and permanent improvements, trade fixtures, machinery, equipment, and leasehold improvements then thereon and all additions and alterations thereto (the "Building and Improvements"), and the ownership to such Building and Improvements shall revert to Landlord and no further documentation shall be required to evidence such reversion.

3.
The parties agree that the foregoing Termination shall have no effect on any liabilities or obligations arising under the Lease prior to the Effective Date.  All such liabilities and obligations shall specifically survive the Effective Date, and Landlord and Tenant agree to indemnify and hold the other harmless on account of any liability to Landlord and Tenant arising as a result of the obligations or liabilities of the other under the Lease arising prior to the Effective Date.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Termination as of the Effective Date.

LANDLORD:

Auction Venture Limited Liability Company,
   an Ohio limited liability company

  By:        /s/ Keith E. Whann
Keith E. Whann, Vice President

TENANT:

Acacia Chattanooga Vehicle Auction, Inc.,
   a Tennessee corporation

  By:        /s/ Keith E. Whann
Keith E. Whann, President

STATE OF OHIO                                     :
: ss.
COUNTY OF FRANKLIN                       :

The foregoing instrument was acknowledged before me this 28th day of February, 2012, by Keith E. Whann, Vice President of Auction Venture Limited Liability Company, an Ohio limited liability company, for and on behalf of said limited liability company.

/s/ Carolyn F. Apple
Notary Public

STATE OF OHIO                                     :
: ss.
COUNTY OF FRANKLIN                       :

The foregoing instrument was acknowledged before me this 28th day of February, 2012, by Keith E. Whann, President of Acacia Chattanooga Vehicle Auction, Inc., a Tennessee corporation, for and on behalf of said limited liability company.

/s/ Carolyn F. Apple
Notary Public